Exhibit 99.1

PondelWilkinson Inc.
1880 Century Park East, Suite 350
Los Angeles, CA 90067

Investor Relations	T	(310) 279 5980
Strategic Public Relations	F	(310) 279 5988
	W	www.pondel.com

NEWS RELEASE	CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2015 THIRD QUARTER FINANCIAL RESULTS

--Third Quarter Net Sales Rise 19.0% to $756.6 million;

Net Income Increases 43.6% to $174.6 million--

Corona, CA – November 5, 2015 – Monster Beverage Corporation (NASDAQ:MNST) today reported financial results for the third quarter and nine months ended September 30, 2015.

2015 Third Quarter

Gross sales for the 2015 third quarter increased 16.8 percent to $862.4 million from $738.1 million in the same period last year. Net sales for the 2015 third quarter increased 19.0 percent to $756.6 million from $636.0 million in the same period last year.  Unfavorable currency exchange rates had the effect of reducing gross sales by approximately $34.1 million and net sales by approximately $28.6 million in the 2015 third quarter.

Gross and net sales for the three-months ended September 30, 2015 were impacted by advance purchases made by customers due to a pre-announced price increase effective August 31, 2015 on certain Monster Energy® brand energy drinks.  The Company estimates that gross and net sales for the three-months ended September 30, 2015 were increased by approximately $12.0 million and $11.0 million respectively, as a result of such advance purchases.

Gross profit, as a percentage of net sales, for the 2015 third quarter rose to 61.5 percent, from 53.8 percent for the comparable 2014 third quarter.

Operating expenses for the 2015 third quarter increased to $174.0 million from $152.0 million in the same quarter last year.

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Monster Beverage Corporation

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Distribution costs as a percentage of net sales were 3.5 percent for the 2015 third quarter, compared with 4.5 percent in the same quarter last year.

Selling expenses as a percentage of net sales for the 2015 third quarter were 10.7 percent, compared with 10.1 percent in the same quarter a year ago.

General and administrative expenses for the 2015 third quarter were $67.0 million, or 8.8 percent of net sales, compared with $58.7 million, or 9.2 percent of net sales, for the corresponding 2014 quarter.  Stock-based compensation (a non-cash item) was $8.9 million in the 2015 third quarter, compared with $7.4 million in the third quarter of 2014.

Operating income for the 2015 third quarter increased 53.5 percent to $291.4 million from $189.9 million in the 2014 comparable quarter.

The effective tax rate for the 2015 third quarter was 39.4 percent, compared with 35.6 percent in the same quarter last year.  The increase in the effective tax rate was primarily due to the decrease in tax benefits relating to the domestic production deduction for the third quarter of 2015. In addition, the profits earned by certain foreign subsidiaries during the corresponding 2014 quarter had no related tax expense as a result of the prior establishment of valuation allowances on their deferred tax assets.

Net income for the 2015 third quarter increased 43.6 percent to $174.6 million from $121.6 million in the same quarter last year. Net income per diluted share increased 20.2 percent to $0.84, from $0.70 in the 2014 comparable quarter.

Net sales for the Company’s Finished Products segment for the 2015 third quarter increased 15.5 percent to $686.7 million from $594.3 million for the same period in 2014.

Net sales for the Company’s Concentrate segment for the 2015 third quarter were $69.9 million. There were no corresponding sales in the comparable 2014 quarter.

Gross sales to customers outside the United States increased to $207.8 million in the 2015 third quarter, from $173.2 million in the corresponding quarter in 2014.  Net sales to customers outside the United States rose to $170.6 million in the 2015 third quarter, from $136.3 million in the corresponding quarter in 2014.

During the 2015 third quarter, the Company purchased approximately 2.9 million shares of its common stock at an average purchase price of $134.43 per share.  Purchases were made under the share repurchase program authorized by the Board of Directors in April 2013, which has been exhausted, as well as under the new $500.0 million share repurchase program announced in September 2015.

2015 Nine Months

For the nine-months ended September 30, 2015, gross sales rose to $2.4 billion from $2.1 billion for the comparable period a year earlier.  Net sales for the first nine months of 2015 increased to $2.1 billion from $1.9 billion in the same period in 2014.

Gross profit as a percentage of net sales increased to 59.2 percent for the first nine months of 2015 from 54.2 percent for the comparable period in 2014.

Operating expenses for the nine-months ended September 30, 2015 increased to $725.2 million from $453.4 million in the same period last year.  Operating income for the first nine months of 2015 increased to $665.2 million from $554.6 million in the corresponding 2014 period.

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Monster Beverage Corporation

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Net income for the first nine months of 2015 rose to $408.0 million, or $2.17 per diluted share, from $357.9 million, or $2.06 per diluted share, for the same period last year.

Rodney C. Sacks, Chairman and Chief Executive Officer, said:  “We are pleased to report good progress on the implementation of our strategic alignment with Coca-Cola bottlers. We commenced distribution with the Coca-Cola bottler in Germany in early July, and are pleased with the progress in that country. We have entered into a number of distribution agreements for various other international markets served by the Coca-Cola bottler system, which will be implemented over the following months. In the United States, we are seeing continued improvement in distribution.

“Although we achieved another quarter of sales growth, distributor transitions and uncertainties in portions of our international non-Coca-Cola distribution network limited further revenue growth during the quarter. Changes in foreign currency exchange rates also adversely affected our results,” Sacks added.

Investor Conference Call

The Company will host an investor conference call today, November 5, 2015, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries.  The Company’s subsidiaries market and distribute energy drinks, including Monster Energy® energy drinks, Monster Energy Extra Strength Nitrous Technology® energy drinks, Java Monster® non-carbonated coffee + energy drinks, M3® Monster Energy® Super Concentrate energy drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Muscle Monster® Energy Shakes, Übermonster® energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Power Play® energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, and Ultra® energy drinks. For more information, visit www.monsterbevcorp.com.

Note Regarding Use of Non-GAAP Measures

Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

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Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: our ability to recognize benefits from The Coca-Cola Company transactions; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of new and/or increased excise and/or sales or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; our ability to satisfy all criteria set forth in any U.S. model energy drink guidelines; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; political, legislative or other governmental actions or events, including the outcome of any state attorney general and/or government or quasi-government agency inquiries, in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see Monster’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND NINE-MONTHS ENDED SEPTEMBER 30, 2015 AND 2014

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net sales¹	$756,619	$635,972	$2,077,131	$1,859,301

Cost of sales	291,143	294,052	848,191	851,274

Gross profit¹	465,476	341,920	1,228,940	1,008,027
Gross profit as a percentage of net sales	61.5%	53.8%	59.2%	54.2%

Operating expenses²	174,038	152,013	725,205	453,443
Operating expenses as a percentage of net sales	23.0%	23.9%	34.9%	24.4%

Gain on sale of the non-energy business	-	-	161,470	-

Operating income¹,²	291,438	189,907	665,205	554,584
Operating income as a percentage of net sales	38.5%	29.9%	32.0%	29.8%

Interest income and other (expense), net	(3,362)	(1,038)	(3,144)	(707)

Income before provision for income taxes¹,²	288,076	188,869	662,061	553,877

Provision for income taxes	113,502	67,269	254,070	196,023
Income taxes as a percentage of income before taxes	39.4%	35.6%	38.4%	35.4%

Net income¹,²	$174,574	$121,600	$407,991	$357,854
Net income as a percentage of net sales	23.1%	19.1%	19.6%	19.2%

Net income per common share:
Basic	$0.85	$0.73	$2.22	$2.14
Diluted	$0.84	$0.70	$2.17	$2.06

Weighted average number of shares of common stock and common stock equivalents:
Basic	205,051	167,346	184,098	167,116
Diluted	208,094	174,270	188,131	174,016

Case sales (in thousands) (in 192-ounce case equivalents)	81,274	62,204	207,090	179,717
Average net sales per case	$9.31	$10.22	$10.03	$10.35

¹Includes $8.2 million and $3.8 million for the three-months ended September 30, 2015 and 2014, respectively, related to the recognition of deferred revenue. Includes $54.7 million and $11.2 million for the nine-months ended September 30, 2015 and 2014, respectively, related to the recognition of deferred revenue. Included in the $54.7 million recognition of deferred revenue for the nine-months ended September 30, 2015, is $39.8 million related to the accelerated amortization of the deferred revenue balances associated with certain of the Company’s prior distributors who were sent notices of termination during the first quarter of 2015.

²Includes $2.5 million and ($0.7) million for the three-months ended September 30, 2015 and 2014, respectively, related to distributor termination costs. Includes $220.7 million and ($0.2) million for the nine-months ended September 30, 2015 and 2014, respectively, related to distributor termination costs.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2015 AND DECEMBER 31, 2014

(In Thousands, Except Par Value) (Unaudited)

	September 30, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,240,717	$370,323
Short-term investments	1,544,710	781,134
Accounts receivable, net	407,771	280,203
TCCC Transaction receivable	125,000	-
Distributor receivables	714	552
Inventories	159,691	174,573
Prepaid expenses and other current assets	25,742	19,673
Intangibles held-for-sale, net	-	18,079
Prepaid income taxes	90,933	8,617
Deferred income taxes	155,369	40,275
Total current assets	3,750,647	1,693,429

INVESTMENTS	34,355	42,940
PROPERTY AND EQUIPMENT, net	94,727	90,156
DEFERRED INCOME TAXES	-	54,106
GOODWILL	1,287,777	-
OTHER INTANGIBLE ASSETS, net	428,201	50,748
OTHER ASSETS	8,031	7,496
Total Assets	$5,603,738	$1,938,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$238,106	$127,641
Accrued liabilities	67,933	40,271
Accrued promotional allowances	124,539	114,047
Accrued distributor terminations	7,654	-
Deferred revenue	31,413	49,926
Accrued compensation	20,152	17,983
Income taxes payable	14,809	5,848
Total current liabilities	504,606	355,716

DEFERRED REVENUE	355,128	68,009

DEFERRED INCOME TAXES	89,447	-

STOCKHOLDERS’ EQUITY:

Common stock - $0.005 par value; 240,000 shares authorized; 206,788 shares issued and 202,731 outstanding as of September 30, 2015; 207,004 shares issued and 167,722 outstanding as of December 31, 2014	1,034	1,035
Additional paid-in capital	3,966,395	426,145
Retained earnings	1,256,121	2,330,510
Accumulated other comprehensive loss	(20,851)	(11,453)
Common stock in treasury, at cost; 4,057 and 39,282 shares as of September 30, 2015 and December 31, 2014, respectively	(548,142)	(1,231,087)
Total stockholders’ equity	4,654,557	1,515,150
Total Liabilities and Stockholders’ Equity	$5,603,738	$1,938,875